EXHIBIT 99.1

For more information, contact
Lori Steiner or Peter O’Hanlon at
614-761-6000

May 6, 2003

FOR IMMEDIATE RELEASE

DOMINION HOMES, INC. (NASDAQ: DHOM) ANNOUNCES

THE ELECTION OF TWO NEW MEMBERS TO ITS BOARD OF DIRECTORS

AND AN INCREASE IN ITS SHARE REPURCHASE AUTHORIZATION

Dublin, Ohio—May 6, 2003—At its 2003 Annual Meeting of Shareholders held today, Dominion Homes, Inc. (Nasdaq DHOM) announced the election of two new members to its Board of Directors.

Shareholders have elected Zuheir Sofia as a Class I director to serve until the 2005 Annual Meeting of Shareholders, and Carl A. Nelson as a Class II director to serve until the 2004 Annual Meeting of Shareholders.

“Last March, the Board unanimously adopted a resolution increasing the authorized number of directors from seven to nine,” Douglas G. Borror, Chairman and CEO of Dominion Homes said. “Today, the shareholders approved the addition of Carl Nelson and Zuheir Sofia to the Board. These new members are intended to supplement the financial and accounting sophistication of the Board. The addition of these directors also results in a majority of the members of the Board being independent.”

Sofia is the Chairman of Sofia & Company, Inc., a private investment company that provides financial and investment services to a broad spectrum of businesses. He is also president of The Stanbery Group, LLC, a registered investment advisor and co-managing partner with A. Michael Lipper of L&S Partners I, LLC, which is a private fund investing in the securities of financial services, as well as diversified equity mutual funds. Previously, Mr. Sofia was president, chief operating officer, director, and treasurer of Huntington Bancshares. He joined The Huntington in 1971 and became president and director in 1984. Sofia is Chairman of the Board of Trustees for The Ohio State University and also serves as a director of Lancaster Colony Corporation.

Nelson is an independent business consultant and lecturer at The Ohio State University. He is a retired partner of Arthur Andersen, and was associated with the firm for 31 years as leader of consulting services for the products industry in the United States and as managing partner of the Columbus, Ohio office.

Continuing Class I directors include Douglas G. Borror, Chairman and CEO of the Company; Jon M. Donnell, President and Chief Operating Officer of the Company;

and C. Ronald Tilley, retired Chairman and CEO of Columbia Gas Distribution Companies.

Continuing Class II directors include Donald A. Borror, Chairman Emeritus of the Company; David S. Borror, Executive Vice President of the Company; Pete Klisares, Principal of MIGG, an Ohio-based capital investment company; and Gerald E. Mayo, retired Chairman of the Midland Life Insurance Company and Midland Financial Services, Inc.

Dominion Homes also announced today that its Board of Directors has increased the number of its Common Shares that it is authorized to purchase pursuant to its previously announced repurchase program. On February 10, 2003, the Board authorized the Company to repurchase up to 250,000 Common Shares and, subsequently, the Company repurchased 147,500 Common Shares. Today the Board increased the authorization by 147,500 Common Shares so that the Company is again authorized to purchase 250,000 Common Shares through December 31, 2003.

The purchases may be made from time to time on the open market or in privately-negotiated transactions. The Company expects to fund the purchases through internally generated cash and the Company’s existing bank credit facility. The Company plans to hold the purchased Common Shares as treasury shares. There were 8,061,750 Common Shares outstanding on May 6, 2003.

Dominion Homes is a leading builder of high quality single family homes in Central Ohio and Louisville, Kentucky. It offers three distinct series of homes which are differentiated by size, price, standard features and available options.

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